Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of MPLX LP of our report dated February 25, 2015, relating to the consolidated financial statements of MarkWest Energy Partners, L.P. and subsidiaries (the “Partnership”) appearing in the Annual Report on Form 10-K of MarkWest Energy Partners, L.P. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
August 30, 2017